Exhibit 99.2

STERIS plc
Consolidated Condensed Statements of Cash Flows
(In thousands)
	Six Months Ended
	September 30,
	2016	2015
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$88,913	$32,562
Non-cash items	129,599	65,007
Changes in operating assets and liabilities	(30,011)	(18,097)
Net cash provided by operating activities	188,501	79,472

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(73,866)	(39,928)
Proceeds from sale of property, plant, equipment and intangibles	4,763	38
Proceeds from the sale of businesses	131,586	—
Purchases of investments	(6,356)	—
Acquisition of businesses, net of cash acquired	(64,872)	(220,840)
Net cash used in investing activities	(8,745)	(260,730)

Financing Activities:
Proceeds from issuance of long-term obligations	—	350,000
Payments on long-term obligations	(10,000)	—
(Payments) proceeds under credit facilities, net	(47,646)	(139,750)
Acquisition related contingent consideration	(6,000)	—
Deferred financing fees and debt issuance costs	—	(2,426)
Repurchases of shares	(59,895)	(12,974)
Cash dividends paid to shareholders	(45,585)	(28,740)
Stock option and other equity transactions, net	2,494	8,111
Proceeds from issuance of equity to minority shareholders	5,022	—
Excess tax benefit from share-based compensation	—	4,676
Net cash provided by financing activities	(161,610)	178,897
Effect of exchange rate changes on cash and cash equivalents	(12,636)	(3,141)
Increase (decrease) in cash and cash equivalents	5,510	(5,502)
Cash and cash equivalents at beginning of period	248,841	167,689
Cash and cash equivalents at end of period	$254,351	$162,187

Exhibit 99.2

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS's calculation of free cash flow may vary from other companies.

	Six Months Ended
	September 30,
	2016	2015
Calculation of Free Cash Flow:	(Unaudited)	(Unaudited)
Cash flows from operating activities	$188,501	$79,472
Purchases of property, plant, equipment, and intangibles, net	(73,866)	(39,928)
Proceeds from the sale of property, plant, equipment, and intangibles	4,763	38
Free Cash Flow	$119,398	$39,582

	Twelve Months Ended
	March 31,
Calculation of free cash flow for outlook:	2017
	(Outlook)*
Cash flows from operating activities	$440,000
Purchases of property, plant, equipment, and intangibles, net	(190,000)
Free Cash Flow	$250,000

* All amounts are estimates.